Exhibit 99.1

Innovus Pharma Announces Closing of $500,000 Tranche of Potential $1,500,000 Financing from Institutional Investors

San Diego, CA, August 3, 2015 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) www.innovuspharma.com (OTCQB: INNV) announced today it closed the first $500,000 tranche of a potential $1,500,000 financing from institutional investors.

Bassam Damaj, President and Chief Executive Officer of Innovus Pharma commented, "We are very excited about the new capital which will support product manufacturing to fulfill the current orders received form our partners for our products around the world. Our ability to interest institutional funds is a big step for the Company  In addition, as previously disclosed, the Company had signed commercial agreement with $2 million in minimum orders and with the new funding we will be able to scale up our manufacturing and move to our next phase of growth and revenue generation.”

For more information about the details of the above financing, please see the Form 8-K filed by the Company today with the U.S. Securities Exchange Commission at www.sec.gov.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging leader in OTC and consumer products for men's and women's health, vitality and respiratory diseases. The Company generates revenues from its lead products Zestra® for female arousal and EjectDelay® for premature ejaculation and has a total of five marketed products in this space, including Sensum+® for the indication of reduced penile sensitivity, (for sales outside the U.S. only), Zestra Glide®, Vesele® for promoting sexual and cognitive health and two products in the pipeline including, Androferti® (in the US and Canada) to support overall male reproductive health and sperm quality and FlutiCare™ OTC for Allergic Rhinitis if approved by the FDA.

For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com

Innovus Pharma’s Forward-Looking Safe Harbor: Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority and to increase the level of manufacturing with the current financing received by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:
Reuven Rubinson
Vice President of Finance
ir@innovuspharma.com
T: 858-964-5123